Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Charter Communications, Inc.:

We consent to the incorporation by reference in the registration statement Nos. 333-190516, 333-163357, 333-170745, 333-211517, and 333-214399 on Form S-8 and No. 333-222241 on Form S-3 of Charter Communications, Inc. and subsidiaries (the “Company”) of our report dated February 1, 2018, with respect to the consolidated balance sheets of the Company as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income (loss), change in shareholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”) which report appears in the December 31, 2017 annual report on Form 10-K of the Company.

(signed) KPMG LLP

St. Louis, Missouri
February 1, 2018